Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Spectrum Pharmaceuticals, Inc. of our report dated March 17, 2022, relating to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. appearing in the Annual Report on Form 10-K of Spectrum Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ RSM US LLP
Los Angeles, California June 29, 2022